FOURTH AMENDMENT TO EXPENSE LIMITATION AGREEMENT


THIS FOURTH AMENDMENT ("Amendment") to the Expense Limitation Agreement, as previously amended ("Agreement") between ICON Funds (the "Trust") and ICON Advisers, Inc. (the "Adviser") is made this 9th day of August, 2004.

WHEREAS, the Trust and the Adviser entered into an Agreement whereby the Adviser agreed to pay expenses related to Class C, Class I and Class Z shares of the ICON Bond Fund, ICON Covered Call Fund, ICON Equity Income Fund and ICON Long/Short Fund (the "Funds") to the extent that Total Fund Operating Expenses of each class of the Funds exceeded the limits set forth in Schedule A to the Agreement.

The Trust and the Adviser hereby amend the Agreement to extend its term for an additional one year through September 30, 2005.

All other terms of the Agreement shall remain in full force and effect.

This Amendment has been executed as of the date set forth above by a duly authorized officer of each party.


ICON FUNDS                           ICON ADVISERS, INC.


By:/s/Erik L. Jonson                 By: /s/Andra C. Ozols

Name: Erik Jonson                    Name: Andra C. Ozols

Title: EVP & CFO                     Title: EVP & GC